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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                   ALTEON INC
          -----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                   02144G107
          -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
          -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[_]       Rule 13d-1(b)

 X        Rule 13d-1(c)

[_]       Rule 13d-1(d)






/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.          02144G107                                     13G                    Page     2      of       5       Pages
                   ---------                                                                 ----------     -----------
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
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   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. Identification No. Of Above Person

         Luke B. Evnin

-------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a) [ ]

                                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    1,652,900 (1)
         BENEFICIALLY           -----------------------------------------------------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
       REPORTING PERSON
             WITH               -----------------------------------------------------------------------------------------------
                                  7   SOLE DISPOSITIVE POWER
                                      1,652,900 (1)
                                -----------------------------------------------------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None

-------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,652,900 (1)
-------------------------------------------------------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
-------------------------------------------------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.2%

-------------------------------------------------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN

-------------------------------------------------------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.          02144G107                                     13G                    Page     3      of       5       Pages
                   ---------                                                                 ----------     -----------
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

Item 1 (a).       Name of Issuer:

     Alteon Inc.
     --------------------------------------------------------------------------------------------------------------------------

Item 1(b).        Address of Issuer's Principal Executive Offices:


     170 Williams Drive, Ramsey NJ 07446
     --------------------------------------------------------------------------------------------------------------------------


Item 2(a).        Name of Person Filing:

     Luke B. Evnin
     --------------------------------------------------------------------------------------------------------------------------


Item 2(b).        Address of Principal Business Office or, if none, Residence:


     c/o MPM Capital L.P., 111 Huntington Avenue, 31st floor, Boston, MA 02199
     --------------------------------------------------------------------------------------------------------------------------

Item 2(c).        Citizenship:

     United States
     --------------------------------------------------------------------------------------------------------------------------

Item 2(d).        Title of Class of Securities:

     Common Stock
     --------------------------------------------------------------------------------------------------------------------------

Item 2(e).        CUSIP Number:


     02144G107
     --------------------------------------------------------------------------------------------------------------------------


Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

   (a) [] Broker or dealer registered under Section 15 of the Exchange Act,


   (b) [] Bank as defined in Section 3(a)(6) of the Exchange Act,


   (c) [] Insurance company as defined in Section 3(a)(19) of the Exchange Act,


   (d) [] Investment company registered under Section 8 of the Investment Company Act,


   (e) [] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),


   (f) [] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),


   (g) [] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),


   (h) [] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

   (i) [] A church plan that is excluded from the definition of an investment company under Section
          3(c)(14) of the Investment Company Act,

   (j) [] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO.          02144G107                                     13G                    Page     4      of       5       Pages
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Item 4.  Ownership.

   (a) Amount beneficially owned:


       1,652,900 (1)
       -------------------------------------------------------------------------------------------------------

   (b) Percent of class:

       5.2%
       -------------------------------------------------------------------------------------------------------
   (c) Number of shares as to which such person has:


       (i) sole power to vote or to direct the vote            1,652,900 (1)
                                                               -----------------------------------------------
       (ii) shared power to vote or to direct the vote                None
                                                                      ----------------------------------------
       (iii) sole power to dispose or to direct the disposition of      1,652,900 (1)
                                                                        --------------------------------------
       (iv) shared power to dispose or to direct the disposition of           None
                                                                              --------------------------------

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable
           ---------------------------------------------------------------------------------------------------

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.
           ---------------------------------------------------------------------------------------------------

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported
           on by the Parent Holding Company.

           Not applicable
           ---------------------------------------------------------------------------------------------------

Item 8.    Identification and Classification of Members of the Group.

           Not applicable
           ---------------------------------------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

           Not applicable
           ---------------------------------------------------------------------------------------------------

Item 10.   Certifications.

           Not applicable
           ---------------------------------------------------------------------------------------------------

(1) (1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC
("MPM BioEquities Adviser") and the general partners and control person of such entities.
MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities
Master Fund L.P., MPM BioEquities Investors Fund, LLC and, MPM BioEquities Fund GmbH & Co. KG, the
direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC.
1,631,067 of the shares are held of record by MPM BioEquities Master Fund L.P., 13,733 of the shares are held of record by MPM BioEquities Fund GmbH & Co. KG, and 8,100 of the shares held of record by MPM
BioEquities Investors Fund, LLC. Each reporting person herein disclaims ownership of shares not directly held by such person.

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CUSIP NO.          02144G107                                     13G                    Page     5      of       5       Pages
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
                                                               SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                                             February 14, 2003
                                                                       -------------------------------------------------------------
                                                                                                   Date

                                                                                             /s/ Luke B. Evnin
                                                                       -------------------------------------------------------------
                                                                                                 Signature


                                                                                               Luke B. Evnin
                                                                       -------------------------------------------------------------
                                                                                                Name/Title

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